Exhibit 10.1


     The Company's Board of Directors unanimously ratified and approved the following resolutions on April 7, 2004:

     Resolved, that the unanimous consent by all members of the Board of Directors by e-mails on or about February 24, 2004 to amend the Standard
Microsystems Corporation Plan for Deferred Compensation in Common Stock for Outside Directors by changing the determination date of the number of phantom stock units from the 1st day of each calendar quarter to the 15th day of each calendar quarter starting with the April 2004 retainers be, and hereby is, ratified and approved, subject to the immediately following resolution further clarifying such amendment.

     Resolved, that Section 4(a) of the Standard Microsystems Corporation Plan for Deferred Compensation in Common Stock for Outside Directors, as amended and restated effective as of July 10, 2002, shall be, and hereby is, amended to be as follows:

     (a) For each fiscal quarter of service on the Board of Directors, a Participant's Account shall be credited with a number of PSUs (including any fractional PSU rounded to one decimal place) that shall equal the product obtained by multiplying (i) the percentage elected pursuant to
     Section 3 by (ii) the quotient obtained by dividing (X) one-quarter of such participant's Basic Retainer (prorated, however, for actual period of service during such fiscal quarter subsequent to the Participant's election to defer hereunder), by (Y) the Market Value on the fifteenth day of such fiscal quarter (or, if the fifteenth day shall not be a business day, then on the next succeeding business day). Such credit shall be effected as of the last day of such fiscal quarter, unless such Participant's membership on the Board of Directors or any committee, as the case may be, shall have terminated prior thereto, in which case such credit shall be made as of the date of such termination.